Exhibit 4.53.6

AMENDMENT AGREEMENT NO. 6
TO NON-REVOLVING CREDIT FACILITY
AGREEMENT NO. 9063 DATED APRIL 28, 2000

Moscow	August 6, 2002

Sberegatelny Bank of the Russian Federation, a joint-stock commercial bank (an open joint-stock company), hereinafter referred to as the “Creditor”, in the person of its Deputy Chairman of the Management Board, Ms. Tatiana K. Artemova, acting on the basis of the Charter of Sberegatelny Bank and Circular # 1547-K of July 26, 2002, on the one hand,

and

Vimpel-Communications, an open joint-stock company, hereinafter referred to as the “Borrower”, in the person of its General Director, Mr. Jo Olav Lunder, acting on the basis of the Charter, on the other hand, hereinafter collectively referred to as the “Parties”, have made this Amendment Agreement No. 6 (the “Amendment”) to Non-revolving Credit Facility Agreement No. 9063 of April 28, 2000 (the “Agreement”) on the following:

1.

To amend clause 5.1.2 of the Agreement to read as follows:

“5.1.2. Unilaterally reduce the interest rate under the Agreement including the situation where the Central Bank of the Russian Federation decides to reduce its refinancing rate and notify the Borrower accordingly without documenting such amendment in the form of additional agreement. If the Creditor unilaterally reduces the interest rate, such amendment shall become effective on the date the Borrower receives the notice thereof unless the notice states the other effective date.

The Borrower shall be notified of any change in the interest rate subject to the procedure specified in Clause 8.3. of the Agreement.”

2.

To amend clauses 6.2.9 of the Agreement to read as follows:

“6.2.9 Within three calendar months from the date hereof, the Borrower shall reach, and during the term hereof, maintain the credit turnover at Borrower’s settlement accounts with the Creditor (including turnover at the Borrower’s settlement accounts with the Moscow Bank of the Sberegatelny Bank of Russia), at the level of at least sixty (60) per cent of the aggregate credit turnover of the Borrower at all settlement accounts with credit institutions, during each calendar quarter, excluding the credit turnover comprised of advances made, issuance proceeds, equity conversion, equity transfers, loans and investments raised or repayment of outstanding loans. If at the last date of a calendar quarter the indebtedness of the Borrower to the Creditor hereunder is less than the credit facility amount set out in Clause 1.1 hereof, the credit turnover may be reduced in direct proportion to the unused portion of the credit facility. (For example, if the Borrower used the credit facility for thirty five million (35,000,000) US Dollars, the credit turnover may be 26.25 (twenty six and 25/100) percent of the Borrower’s credit turnover in all its accounts with credit institutions).”

3.

All other clauses of the Agreement not amended or restated herein, shall have full force and effect.

4.

This Amendment shall become effective when signed by the Parties and shall constitute an inalienable part of the Agreement.

5.

This Amendment is made in three counterparts, each has equal legal force, two copies for the Creditor and one for the Borrower.

Location and Bank Details of the Parties

Creditor
19 Vavilova str., Moscow, 117997, tel.: 957-5397, fax. 957-5561
For currency payments: Bank of New York, acc.No. 8900057610,
Acc. No. 30301840400000100014
For ruble payments: acc. No. 30301810100000100014
Corr. acc. No. 30101810400000000225 with OPERU of Moscow GTU of the Bank of Russia BIC 044525225, INN 770708389(3)

Borrower
10 8 Marta street, bldg. 14, Moscow, Russia, 125083
tel. 212-1435, 212-0512, fax. 212-1435
INN 7713076301
For currency payments: acc. No. 40702840600020106393 with OPERU of CB RF
For ruble payments: acc. No. 40702810300020106393 with OPERU of CB RF
Corr. acc. No. 30101810400000000225 with OPERU of the Moscow GTU of the Bank of Russia, BIC 044525225

Signatures of the Parties

Creditor Deputy Chairman of the Management Board of the Sberegatelny Bank of Russia	Borrower President and CEO of OAO Vimpel-Communications

SIGNED	SIGNED

T.K. Artemova	J.O. Lunder

/seal/	/seal/

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